Exhibit 28 (j) (8) under Form N-1A
Exhibit 23 under Item 601/Reg. S-K

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information in Post-Effective Amendment Number 94 to the Registration Statement (Form N-1A, No. 33-3164) of Federated Income Securities Trust, and to the incorporation by reference of our report, dated December 20, 2010, on Federated Muni and Stock Advantage Fund (one of the portfolios constituting Federated Income Securities Trust) included in the Annual Shareholder Report for the fiscal year ended October 31, 2010.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts
December 23, 2010